EXHIBIT 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 5, 2004, except for note 10 as to which the date is December 9, 2004 with respect to the financial statements of Arrowhead Research Corporation, included in its Form 10K-SB for its year ended September 30, 2004. The undersigned also consents to the references to the undersigned under the heading “Experts” in such Registration Statement.

/s/ ROSE, SNYDER & JACOBS

Rose, Snyder & Jacobs
A Corporation of Certified Public Accountants
Encino, California
April 14, 2005